PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
August 2, 2007	(804) 217-5897

DYNEX CAPITAL, INC.  ANNOUNCES
 SECOND QUARTER 2007 RESULTS

Dynex Capital, Inc. (NYSE: DX) reported net income of $2.7 million and $4.6 million for the three-month and six-month periods ended June 30, 2007, respectively, compared to $1.6 million and $2.8 million for the same periods of last year. Net income to common shareholders was $1.7 million, or $0.14 per common share, for the second quarter of 2007, versus $0.6 million, or $0.05 per common share, for the second quarter of 2006.  Net income to common shareholders for the six-month period ended June 30, 2007 was $2.6 million, or $0.22 per common share, versus $789 thousand, or $0.06 per common share for the same period in 2006.

The Company’s common equity book value increased to $8.01 per common share from $7.93 at March 31, 2007 and $7.78 at December 31, 2006.  The Company also reported adjusted common equity book value of $99.4 million, or $8.19 per common share, at the end of the second quarter of 2007.  Adjusted common equity book value consists of book value per common share, adjusted to reflect all financial assets and financial liabilities at their fair values, based on anticipated cash flows from the assets less the associated cash requirements for the liabilities, discounted at estimated market rates.  A reconciliation of common equity book value to adjusted common equity book value per share is included at the end of this press release.

The Company has scheduled a conference call for Friday, August 3, 2007, at 11:00 A.M. EDT, to discuss the second quarter results. Investors may participate in the call by dialing 1-800-732-9506.

Thomas Akin, Chairman, stated, “We are quite pleased to be reporting results for the quarter of $0.14 per common share.  Our portfolio continues to perform very well from a credit point of view, and we have virtually no exposure to the problems that are currently being experienced in the subprime and  Alt-A mortgage markets.  We have had only $33 thousand of credit losses in our securitized single-family mortgage loan portfolio in the last 12 months. In addition, our existing investments are yielding in excess of 11% on a net investment basis, with comparably low leverage.  Our excess cash is being invested at yields approximating One-Month LIBOR, and leverage on our capital is low, so we have room to substantially increase earnings by investing our capital as market conditions allow.”

Mr. Akin continued, “Over the last several years, we have patiently sold assets, improved our financial flexibility and increased our available capital, with the expectation that yields on residential assets would improve.  We believe that the market is in the midst of resetting yields and redefining risk premiums for these and other assets.  Our view is that this period of stress will continue for the foreseeable future, and we stand ready to take advantage of more favorable risk-adjusted returns as they appear.  We continue to stress patience to our shareholders, and we believe that there will be opportunities this year to invest our capital at good risk-adjusted returns.”

Discussion of Second Quarter Results

The Company reported net income for the quarter of $2.7 million compared to $1.6 million for the same period last year.  After consideration of the preferred stock dividend, the Company reported net income to common shareholders of $1.7 million, or $0.14 per common share, compared to $0.6 million, or $0.05 per common share, for the second quarter of 2006.

The Company reported net interest income on its investment portfolio of $3.0 million for the second quarter of 2007 compared to $2.5 million for the same period in 2006.  Net interest income for the second quarter of 2007 included $0.6 million of income from premium amortization related to the prepayment of $11.8 million in securitized commercial mortgage loans.

Net interest income after recapture of provision for loan losses was $3.7 million for the second quarter of 2007 compared to $2.5 million for the same period in 2006.  The Company recognized a $0.7 million benefit from the recapture of provision for loan losses, primarily related to improved performance on two commercial mortgage loans during the first half of 2007 which led to a reduction of reserves on these loans. At June 30, 2007, the Company had no delinquent commercial mortgage loans in its investment portfolio, and there was only one delinquent loan with a principal balance of $1.4 million held by the joint venture in which the Company holds an interest. The Company also had only two securitized single-family mortgage loans in real estate owned at June 30, 2007, with a current balance of $132 thousand.

Net interest spread on investments was 2.17% for the second quarter of 2007 compared to 0.14% for the second quarter of 2006.  Net interest spread for the second quarter of 2007 was favorably influenced by 0.94% as a result of the aforementioned $0.6 million in income related to commercial mortgage loan prepayments.  The Company’s net yield on average interest earning assets was 3.50% for the second quarter of 2007 compared to 1.40% for the second quarter of 2006.  The overall yield on interest earning assets, including cash and cash equivalents, was 7.95% for the second quarter of 2007 versus 7.51% for the second quarter of 2006, and the weighted average cost of funds was 6.24% for the second quarter of 2007 versus 7.64% for the second quarter of 2006.

The first quarter also included other expenses of $0.5 million primarily related to the change in value in the Company’s mortgage servicing obligations.  General and administrative expenses were $1.2 million for the second quarter of 2007, which was in-line with the first quarter of 2007 and the second quarter of 2006.

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Balance Sheet

Total assets were $444.6 million at June 30, 2007 compared to $466.6 million at December 31, 2006.  Investments declined from $403.6 million at December 31, 2006 to $377.9 million at the end of the second quarter of 2007, primarily as a result of principal payments received.

At the end of the second quarter of 2007, the Company had capital immediately available for reinvestment of $67.9 million, consisting of cash and cash equivalents and borrowing capacity under its existing repurchase agreement facility.  There is also $40.3 million of cash and cash equivalents available for investment in the Company’s joint venture with Deutsche Bank.

Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan, “ and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the period ended December 31, 2006, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)

	June 30, 2007 (unaudited)	December 31, 2006
ASSETS
Cash and cash equivalents	$62,556	$56,880
Other assets	4,096	6,111
	66,652	62,991
Investments:
Securitized commercial mortgage loans, net	220,109	228,466
Securitized single-family mortgage loans, net	99,398	117,838
Investment in joint venture	39,296	37,388
Securities	13,446	13,143
Other investments	2,239	2,802
Other loans	3,438	3,929
	377,926	403,566
	$444,578	$466,557

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Securitization financing	$201,046	$211,564
Repurchase agreements	80,965	95,978
Obligation under payment agreement	16,829	16,299
Other liabilities	6,352	6,178
	305,192	330,019

SHAREHOLDERS' EQUITY:
Preferred stock	41,749	41,749
Common stock	121	121
Additional paid-in capital	366,716	366,637
Accumulated other comprehensive income	793	663
Accumulated deficit	(269,993)	(272,632)
	139,386	136,538
	$444,578	$466,557

Book value per common share	$8.01	$7.78

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Interest income	$8,023	$14,192	$16,238	$28,958
Interest and related expense	(5,060)	(11,649)	(10,814)	(24,127)
Net interest income	2,963	2,543	5,424	4,831

Recapture of provision for loan losses	702	-	1,225	119

Net interest income after recapture of provision for loan losses	3,665	2,543	6,649	4,950

Equity in earnings of joint venture	672	-	1,302	-
Other (expense) income, net	(472)	237	(1,018)	370
General and administrative expenses	(1,163)	(1,165)	(2,289)	(2,492)

Net income	2,702	1,615	4,643	2,828
Preferred stock charge	(1,003)	(1,003)	(2,005)	(2,039)

Net income to common shareholders	$1,699	$612	$2,638	$789

Change in net unrealized gain (loss) during the period on:
Investments classified as available-for-sale	(602)	84	(476)	448
Investment in joint venture	(223)	-	606	-
Comprehensive income	$1,877	$1,699	$4,773	$3,276

Net income per common share
Basic and diluted	$0.14	$0.05	$0.22	$0.06

Weighted average number of common shares outstanding:
Basic	12,136,262	12,138,469	12,134,715	12,150,011
Diluted	12,140,893	12,138,469	12,136,624	12,150,011

DYNEX CAPITAL, INC.
Reconciliation of Book Value to Adjusted Common Equity Book Value
 (Thousands except share data)
(unaudited)

	June 30,	December 31,
	2007	2006

Shareholders’ equity	$139,386	$136,538

Less: Preferred stock redemption value	(42,215)	(42,215)

Common equity book value	97,171	94,323

Adjustments to present amortized cost basis investments at fair value:
Securitized finance receivables, net	2,254	4,427
Other mortgage loans	683	776
Investment in joint venture	(667)	(868)

Adjusted common equity book value	$99,441	$98,658

Adjusted book value per common share	$8.19	$8.13